Exhibit 21

Subsidiaries of Organa Technologies Group, Inc.

Organa Consulting Group, Inc.
Zowy Media, Incorporated
Davinci’s Computer Corp.
Game2Gear, Inc.
Gateway Internet Services Corporation
Hurricane Host, Inc.